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             [LOGO OF HINSDALE FINANCIAL CORPORATION APPEARS HERE]


November 8, 1996

Dear Fellow Stockholder:

  You were recently sent proxy material relating to the Special Meeting of Stockholders to be held on Tuesday, November 26, 1996. At this important meeting, stockholders are being asked to approve a Merger of Equals with Liberty Bancorp, Inc. and related matters. The background and terms of this Merger are fully explained in the proxy statement.

  IF YOU HAVE NOT YET VOTED YOUR PROXY, PLEASE DO SO. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AND RELATED PROPOSALS. Approval of this transaction requires the affirmative vote of a majority of Hinsdale Financial Corporation's outstanding shares. Members of the Board of Directors have publicly announced their intentions to vote for the Merger.

  In connection with this Merger transaction, please consider the following:

  . After thorough analysis, your Board of Directors has unanimously concluded that the Merger is in the best interests of Hinsdale Financial and its stockholders.

  . The Merger is expected to result in an IMMEDIATE INCREASE TO BOTH EARNINGS
    PER SHARE AND BOOK VALUE PER SHARE for Hinsdale Financial stockholders. Looking forward, operating economies and revenue enhancements should have a FURTHER POSITIVE IMPACT ON EARNINGS. These increases in earnings cannot be achieved without the Merger.

  . Following completion of the Merger you will own shares in ALLIANCE
    BANCORP, WHICH INTENDS TO PAY A CASH DIVIDEND AT AN ANNUAL RATE OF $.65 PER SHARE. IN ADDITION, IT IS THE INTENTION OF ALLIANCE BANCORP, FOLLOWING CONSUMMATION OF THE MERGER, TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARES OF COMMON STOCK.

  . Your Board of Directors is convinced that the Merger presents an EXCEPTIONAL OPPORTUNITY TO ENHANCE THE STRATEGIC VALUE of your Company and thereby FURTHER ENHANCE YOUR INVESTMENT. The resulting combined entity, Alliance Bancorp, will be a $1.3 billion company operating through 14 offices in Cook and DuPage Counties, Illinois and will be better positioned to benefit from the ongoing consolidation taking place in the banking industry.

  . Hinsdale Federal is among the goodwill litigants that have filed suit against the Federal Government. The timing and amount of any recovery is uncertain. We will continue to pursue the goodwill litigation to its fullest extent, recognizing that the claim will undoubtedly be subject to numerous governmental defenses and offsets, which may take several years to resolve.

  . CERTAIN INVESTORS, SPECULATING on the outcome of this litigation, feel that Hinsdale Financial did not receive enough value for this goodwill case in the Merger Agreement. DON'T BE MISLED BY THEIR CLAIMS! In consultation with its legal and financial advisors, your Board of Directors deliberated extensively as to the goodwill issue. The Board considered its potential value, as well as the many related uncertainties, including a separate distribution of the goodwill claim and the possible adverse tax consequences to stockholders and the Company. The Board believes that the Exchange Ratio reflects a fair value of the goodwill lawsuit to Hinsdale Financial's stockholders.

  Hinsdale Financial's business strategy does not and cannot revolve around the unknown or unpredictable outcome of litigation. The Board believes that the Merger transaction provides an excellent and timely opportunity to create a more attractive, combined company with greater potential to ENHANCE THE OPERATIONAL AND STRATEGIC VALUE OF YOUR INVESTMENT.

  Thank you for your consideration of this important matter. If you have any questions, please call the undersigned or Rick Hojnicki at (630) 323-1776. We appreciate your support.

Sincerely,

/s/ Kenne P. Bristol                            /s/ William R. Rybak

Kenne P. Bristol                                William R. Rybak
President and Chief Executive Officer           Chairman of the Board

THE HINSDALE FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND RELATED PROPOSALS.